NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS RECORD 2008 FINANCIAL AND
OPERATING RESULTS

HOUSTON, Texas – February 17, 2009 – Ultra Petroleum Corp. (NYSE: UPL) today reported record financial and operating results for both the fourth quarter and full-year 2008. Highlights for 2008 include:

•	Record earnings of $2.59 per diluted share (adjusted) or $405.0 million (adjusted), an increase of 54 percent from 2007
•	Record operating cash flow(1) of $825.3 million, up 85 percent from the same period a year ago
•	Record natural gas production and crude oil production of 145.3 Bcfe, an increase of 27 percent over 2007 – based on continuing operations
•	Superior returns in 2008; 75 percent cash flow margin(2), 37 percent net income margin (adjusted), 29 percent return on capital employed, and 42 percent return on equity

Net income was $414.3 million, or $2.65 per diluted share, for the year-ended December 31, 2008. The net income results include a non-cash gain of $14.2 million ($9.2 million after-tax), which represents the unrealized mark-to-market change on the company’s financial commodity contracts. Excluding the unrealized gain on commodity derivatives, which is typically excluded by the investment community in published estimates, adjusted net income was a record $405.0 million, or $2.59 per diluted share in 2008. For the same period in 2007, net income was $263.0 million, or $1.66 per diluted share.

“2008 proved to be another record-setting year in the history of Ultra Petroleum. I’d like to pause for a moment and savor the success we’ve enjoyed over the past ten years with 2008 being the 'best ever' in terms of operational and financial results. We established new production records along with new records in earnings and cash flow. Our net income margin was 37 percent, cash flow margin was 75 percent, return on capital was 29 percent, and return on equity was 42 percent,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “We have a world-class asset operated at a very low cost, which provides us with a competitive advantage in the consistency of our growth and returns and its sustainability,” Watford added.

Ultra Petroleum Corp.	Page 1 of 10
2008 Results

For the year-ended December 31, 2008 Ultra Petroleum reported adjusted net income of $405.0 million, or $2.59 per diluted share, an increase of 54 percent from $263.0 million, or $1.66 per diluted share for the same period in 2007. Total operating cash flow(1) increased 85 percent to a record high of $825.3 million for the year-ended December 31, 2008, as compared to $445.6 million for the same period in 2007.

Total natural gas and crude oil production for the year ended December 31, 2008, increased 27 percent to a record high of 145.3 billion cubic feet equivalent (Bcfe) compared to production from continuing operations of 114.4 Bcfe in 2007. This is the largest annual production level ever achieved by Ultra Petroleum. For 2008, production is comprised of 138.6 billion cubic feet (Bcf) of natural gas and 1.1 million barrels of condensate.

For the year-ended December 31, 2008, Ultra Petroleum’s average realized natural gas price was $7.26 per thousand cubic feet (Mcf), including realized gains and losses on commodity derivatives, an increase of 56 percent from $4.66 per Mcf for the same period in 2007. During 2008, the company’s average price realization for natural gas was $7.11 per Mcf, excluding realized gains and losses on commodity derivatives. The average condensate price realized by the company in 2008 was $87.40 per barrel (Bbl) an increase of 32 percent, as compared to $66.08 per Bbl in 2007.

Adjusted earnings were $66.1 million or $0.43 per diluted share, for the fourth quarter ended December 31, 2008 as compared to $110.0 million or $0.70 per diluted share for the same period in 2007. Total consolidated operating cash flow(1), was $159.4 million for the fourth quarter 2008, as compared to $110.9 million for the same period in 2007.

Natural gas and crude oil production for the fourth quarter ended December 31, 2008 increased 21 percent to 40.7 Bcfe compared to total production of 33.6 Bcfe in the fourth quarter 2007. This is the largest quarterly production level ever achieved by Ultra Petroleum. For the fourth quarter of 2008, production is comprised of 38.8 Bcf of natural gas and 304.3 thousand barrels of condensate.

In the fourth quarter of 2008, Ultra Petroleum’s average realized natural gas price, including realized gains and losses on commodity derivatives, was $5.39 per Mcf, an increase of 22 percent from $4.42 per Mcf in fourth quarter 2007. During the quarter ended December 31, 2008, the company’s average price realization for natural gas was $4.81 per Mcf, excluding realized gains and losses on commodity derivatives. The average condensate price realized by the company in the fourth quarter of 2008 was $46.55 per Bbl as compared to $79.85 per Bbl in the fourth quarter of 2007.

Ultra Petroleum Corp.	Page 2 of 10
2008 Results

Operational Highlights

For the year-ended December 31, 2008, Ultra Petroleum drilled 307 gross (158 net) wells. In Pinedale, the company averaged 24 days per well spud to total depth (TD) as compared to its average of 35 days in 2007. This is a 31 percent improvement over 2007. During the fourth quarter of 2008, Ultra achieved a new record in drilling time in Pinedale. The company drilled the Riverside 5A1-2D well from spud to TD of 13,590 feet in 14.7 days. Including all of the company’s Pinedale operations in 2008, 97 percent of the wells were drilled spud to TD in 40 days or less as compared to 74 percent in 2007. As the company continues to make significant progress in improving drilling efficiencies, a better measure is spud to TD in less than 30 days, which was 84 percent for 2008 as compared to 36 percent in 2007. These improvements in drilling times have been achieved largely due to the use of oil-based mud, the implementation of new drilling bit technology, upgrades in the rig fleet, and rotary steerable tools. Largely as a result of improved drilling times, pad well costs have also trended lower despite a significant increase in steel costs during the year. For the year-ended 2008, pad well costs decreased to $5.5 million, as compared to $6.2 million for full-year 2007.

	2006	2007	2008
Spud to TD (days)	61	35	24
Rig release to rig release (days)	79	48	32
% wells drilled < 40 days	0%	74%	97%
% wells drilled < 30 days	0%	36%	84%
Well cost – pad ($MM)	$7.0	$6.2	$5.5

In 2008, the average 24-hour delivery rate of the new Ultra operated Pinedale wells was 8.5 million cubic feet of gas per day (MMcf/d). The average of all Ultra interest wells was 7.7 MMcf/d while the average of the Ultra non-operated wells was 6.8 MMcf/d.

The company’s ongoing delineation program continued delivering positive results in 2008. There were 31 wells drilled during the year with 18 of these wells having sufficient production history to provide reserve estimates. As determined by the company’s independent third-party reserve engineering firm, these 18 wells have a post-drill reserve estimate that averaged 42 percent higher than pre-drill reserve estimates. These wells also have an average post-drill reserve estimate of over 7.3 Bcf per well and an average initial production rate of approximately 11.7 MMcf/d. Ultra Petroleum plans to continue delineation drilling in the under-drilled portions of the Pinedale Field. Delineation drilling is key to the company’s continued success in enlarging the size of the Pinedale Field by increasing the Original Gas in Place (OGIP) estimate; but more importantly, the direct results of this focused drilling is an increase in the estimate of recoverable natural gas reserves and production net to Ultra Petroleum and its shareholders.

Below are the pre-drill, as compared to the post-drill, Estimated Ultimate Recovery (EUR) comparisons and initial production rates from the 2008 delineation drilling program. All reserve estimates are independently and completely prepared by the reserve engineering firm Netherland, Sewell, and Associates, Inc (NSAI).

Ultra Petroleum Corp.	Page 3 of 10
2008 Results

Well Name	Year-End 2007 NSAI EUR (BCF)	Post-Drill 2008 NSAI EUR (BCF)	IP Rate MMcf/d
Riverside 3B-13D	10.5	12.7	17,732
Warbonnet 9D1-14	2.5	12.6	15,818
Warbonnet 10D1-24	4.0	11.4	12,673
Riverside 4D1-11D	10.0	9.5	11,265
Riverside 14B1-14D	8.5	8.9	18,290
Warbonnet 5B1-24	4.0	7.9	12,713
Warbonnet 2B1-14D	5.0	7.6	8,536
Riverside 9D-12D	8.0	7.7	13,605
Warbonnet 15A1-3	7.5	7.4	11,235
Warbonnet 13B1-13	0.0	10.1	13,084
Riverside 9C1-24	7.5	6.4	8,058
Riverside 12C1-1D	6.5	4.3	11,738
Boulder 6B-31	4.5	5.2	8,199
Warbonnet 2B1-11D	0.0	5.3	9,877
Warbonnet 9C1-8	0.0	2.8	8,070
Boulder 14B1-31	4.0	4.0	9,194
Riverside 4C1-23	5.5	3.3	11,532
Riverside 1A1-22D	4.0	3.8	8,429
Average	5.1	7.3	11,669

The company continues to evaluate the low quality (LQ) pay in selected wells. In 2008, Ultra Petroleum has completed 83 wells containing LQ pay representing a total of 243 frac stages. The incremental expense of this project is simply the cost of perforating and fracing the additional stages. The results indicate that the LQ pay, from uncontacted sand lenses near the wellbore that are beyond the detection range of logging tools, can add as much as 0.5  Bcfe of reserves per well. LQ stages were completed in approximately 80 percent of all wells that were completed during the fourth quarter of 2008. The LQ pay will increase the OGIP estimate of the Pinedale and over time, increase Ultra Petroleum’s natural gas reserves and production.

During 2008, the company began completing wells in the normal-pressured section of the Lance formation. In total, there were 40 wells completed with an average of two stages in the normal-pressured section. Production logs confirm that these normal-pressured zones contribute production along with the over-pressured zones. But more importantly, these stages are additive to reserves in every Pinedale well.

Share Repurchase

During the quarter ended December 31, 2008, Ultra Petroleum repurchased 402,400 shares of its common stock for an aggregate $13.2 million at a weighted average price of $32.83 per share. Since the program’s inception in May 2006, the company has repurchased 10.2 million shares of its common stock for an aggregate $592.9 million at a weighted average price of $58.06 per share. Total shares outstanding for the company as of December 31, 2008 were 151,232,545.

Ultra Petroleum Corp.	Page 4 of 10
2008 Results

Hedges – Derivative Contracts

The total net volume of physical fixed price positions and commodity derivative contracts for 2009 currently is 93.0 Bcf at an average realized price of $5.81 per Mcf, and in 2010 the total net volume hedged currently is 16.0 Bcf at an average realized price of $5.31 per Mcf.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure.

	Total Net Volume (Bcf)	Average Price per Mcf at Point of Sale
Q1 2009	13.0	$5.13 Mcf
Q2 2009	31.0	$5.96 Mcf
Q3 2009	31.0	$5.96 Mcf
Q4 2009	18.0	$5.80 Mcf
Total 2009	93.0	$5.81 Mcf

Q1 2010	4.0	$5.31 Mcf
Q2 2010	4.0	$5.31 Mcf
Q3 2010	4.0	$5.31 Mcf
Q4 2010	4.0	$5.31 Mcf
Total 2010	16.0	$5.31 Mcf

RockiesExpress Pipeline Update

Kinder Morgan recently reaffirmed that Ultra Petroleum will have access to REX-East in a series of three phases. The first phase is expected to be in service from Audrain County, Missouri to Putnam County, Indiana in April 2009. The second phase is expected to be in service to Lebanon, Ohio in June 2009, and the final phase to Clarington, Ohio, is expected to be in service in November 2009. At that time, REX – East will provide natural gas transportation capacity of 1.8 Bcf per day from the Rockies to Clarington, Ohio, which is an increase from the current 1.5 Bcf per day from the Rockies to Audrain County, Missouri. REX is significant to Ultra, an anchor shipper, as it moves pricing points to alternative higher value markets toward the northeastern United States.

Other Highlights During the Year

In September 2008, the Bureau of Land Management (BLM) issued the Pinedale Record of Decision (ROD). Under the ROD, Ultra Petroleum gains year-round access to the Pinedale Field for drilling and completion activities in concentrated development areas. After an initial transition period, this additional access is expected to lead to increased drilling efficiencies and allow for accelerated development of the field.

Ultra Petroleum Corp.	Page 5 of 10
2008 Results

Conference Call Webcast Scheduled for February 18, 2009

Ultra Petroleum’s fourth quarter and full-year 2008 conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) Wednesday, February 18, 2009. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through May 2, 2009.

Financial tables to follow.

Ultra Petroleum Corp.	Page 6 of 10
2008 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Volumes
Oil liquids (Bbls) - Domestic	1,121,525	870,123	304,254	255,332
Natural gas (Mcf) - Domestic	138,563,717	109,177,569	38,823,824	32,033,401
MCFE from continuing operations	145,292,867	114,398,307	40,649,348	33,565,393

Oil crude (Bbls) - discontinued operations	-	1,153,293	-	-
MCFE - Total	145,292,867	121,318,065	40,649,348	33,565,393

Revenues
Oil sales	$98,026	$57,498	$14,162	$20,387
Natural gas sales	986,374	509,140	193,234	141,588
Total revenues	1,084,400	566,638	207,396	161,975

Expenses
Production costs	36,997	23,968	9,199	7,294
Severance/production taxes	119,502	63,480	21,165	18,314
Gathering fees	37,744	27,923	10,123	7,782
Total lease operating costs	194,243	115,371	40,487	33,390

Transportation	46,310	-	13,209	-
DD&A	184,795	135,470	54,113	41,385
General and administrative	11,230	7,543	3,053	1,352
Stock compensation	5,816	5,718	956	1,800
Total expenses	442,394	264,102	111,818	77,927
Interest and other income	418	1,087	50	248
Interest and debt expense	(21,276)	(17,760)	(6,279)	(5,288)
Realized gain (loss) on commodity derivatives	18,991	-	15,908	-
Unrealized gain (loss) on commodity derivatives	14,225	-	(1,540)	-

Income before income taxes	654,364	285,863	103,717	79,008
Income tax provision	240,504	105,621	38,624	31,915
Net income from continuing operations	413,860	180,242	65,093	47,093
Discontinued operations, net of tax	415	82,794	-	62,884
Net income	$414,275	$263,036	$65,093	$109,977

Unrealized (gain) loss on commodity derivatives (net of tax)	(9,232)	-	999	-
Adjusted net income	$405,043	$263,036	$66,092	$109,977

Ultra Petroleum Corp.	Page 7 of 10
2008 Results

Operating cash flows (1)
Operating cash flow from continuing operations (1)	$825,277	$412,541	$159,383	$111,400
Operating cash flow from discontinued operations (1)	-	33,093	-	(499)
Operating cash flows	$825,277	$445,634	$159,383	$110,901
(1) (see non-GAAP reconciliation)

Weighted average shares – basic	152,075	151,762	150,537	151,575
Weighted average shares – diluted	156,531	158,616	153,868	158,090

Basic earnings per share:
Net income from continuing operations	$2.72	$1.19	$0.43	$0.31
Net income from discontinued operations	-	$0.54	-	$0.42
Net income	$2.72	$1.73	$0.43	$0.73

Fully diluted earnings per share:
Net income from continuing operations	$2.65	$1.14	$0.42	$0.30
Net income from discontinued operations	-	$0.52	-	$0.40
Net income	$2.65	$1.66	$0.42	$0.70

Earnings per share - net of unrealized gain (loss) on commodity derivatives:
Adjusted net income – basic	$2.66	$1.73	$0.44	$0.73
Adjusted net income - fully diluted	$2.59	$1.66	$0.43	$0.70

Realized Prices
Oil liquids (Bbls) – Domestic	$87.40	$66.08	$46.55	$79.85
Oil crude (Bbls) - China	$0.00	$56.21	$0.00	$0.00
Natural Gas (Mcf), including realized gain (loss) on commodity derivatives	$7.26	$4.66	$5.39	$4.42
Natural Gas (Mcf), excluding realized gain (loss) on commodity derivatives	$7.11	$4.65	$4.81	$4.42

Costs (All-In) Per MCFE - Continuing Operations
Production costs	$0.25	$0.21	$0.23	$0.22
Severance/production taxes	$0.82	$0.55	$0.52	$0.55
Gathering fees	$0.26	$0.24	$0.25	$0.23
Transportation	$0.32	$0.00	$0.32	$0.00
DD&A	$1.27	$1.18	$1.33	$1.23
General and administrative - total	$0.12	$0.12	$0.10	$0.09
Interest and debt expense	$0.15	$0.16	$0.15	$0.16
	$3.19	$2.46	$2.91	$2.48

Note: Amounts on a per MCFE basis may not total due to rounding.

Adjusted Margins - Continuing Operations
Operating Cash Flow Margin (2)	75%	73%	71%	69%
Net Income	37%	32%	30%	29%
Pre-tax income	58%	50%	47%	49%

Ultra Petroleum Corp.	Page 8 of 10
2008 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities
(unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information. These statements are unaudited and subject to adjustment.

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Net cash provided by operating activities	$840,803	$427,949	$132,617	$70,917
Net changes in working capital and other non-cash items - continuing operations*	$(15,526)	$19,692	$26,766	$35,698
Net changes in non-cash items and working capital -discontinued operations	$-	$(2,007)	$-	$4,286

Cash flow from operations before changes in non-cash items and working capital	$825,277	$445,634	$159,383	$110,901

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Operating cash flow margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

Ultra Petroleum Corp.	Page 9 of 10
2008 Results

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,232,545 shares outstanding on January 31, 2009.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

“Completion of 2008 Audit.” It should be noted that the company’s independent accountants’ audit will not be completed, and the related audit opinion with respect to the year-end financial statements will not be dated, until the company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The company expects to report full audited financial results and file a Form 10-K with the SEC by March 1, 2009.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.	Page 10 of 10
2008 Results